Exhibit 99.1

BioCardia, Inc.

Index

December 31, 2015 and 2014

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

BioCardia, Inc.:

We have audited the accompanying balance sheets of BioCardia, Inc. as of December 31, 2015 and 2014, and the related statements of operations, convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BioCardia, Inc. as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1(c) to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 1(c). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(signed) KPMG LLP

San Francisco, California
October 17, 2016, except for Note 19(d), as to which the date is October 27, 2016

BIOCARDIA, INC.

Balance Sheets

(In thousands, except share and per share amounts)

	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$3,557	3,184
Accounts receivable, net of allowance for doubtful accounts of $4 and $0 for the years ended, December 31, 2015 and 2014, respectively.	107	172
Inventory	759	677
Prepaid expenses and other current assets	246	367
Deferred financing costs	—	48
Total current assets	4,669	4,448
Property and equipment, net	150	72
Other assets	43	43
Total assets	$4,862	4,563
Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$542	314
Accrued liabilities	692	1,003
Deferred rent	30	22
Deferred revenue	39	39
Convertible preferred stock warrant liability	275	558
Maturity date preferred stock warrant liability	10	—
Convertible shareholder notes derivative liability	1,044	—
Convertible shareholder notes, net of debt discount of $1,528 and $0 for the years ended, December 31, 2015 and 2014, respectively.	5,672	7,500
Total current liabilities	8,304	9,436
Deferred rent	—	31
Total liabilities	8,304	9,467
Convertible preferred stock, $0.001 par value, 38,930,696 shares authorized, 98,354,514 issued and outstanding; liquidation preference of $46,020	—	38,213
Stockholders’ deficit:
Convertible preferred stock, $0.001 par value, 43,502,124 shares authorized, 110,500,514 shares issued and outstanding, liquidation preference of $46,019	46,030	—
Common stock, $0.001 par value, 60,000,000 shares authorized, 18,947,536 and 18,494,023 shares issued and outstanding at December 31, 2015 and 2014, respectively	19	18
Additional paid-in capital	341	—
Accumulated deficit	(49,832)	(43,135)
Total stockholders’ deficit	(3,442)	(43,117)
Total liabilities, convertible preferred stock and stockholders’ deficit	$4,862	4,563

See accompanying notes to financial statements.

BIOCARDIA, INC.

Statements of Operations

Years ended December 31, 2015 and 2014

(In thousands)

	2015	2014
Revenue:
Net product revenue	$860	787
Collaboration agreement revenue	44	35
Total revenue	904	822
Costs and expenses:
Cost of goods sold	1,061	1,181
Research and development	1,518	1,523
Selling, general and administrative	3,734	4,467
Total costs and expenses	6,313	7,171
Operating loss	(5,409)	(6,349)
Other income (expense):
Write-off of deferred financing costs	(1,634)	—
Interest expense	(1,386)	(269)
Change in fair value of convertible preferred stock warrant liability	274	56
Change in fair value of maturity date preferred stock warrants liability	87	—
Change in fair value of convertible shareholder notes derivative liability	1,373	—
Other expense	(2)	—
Total other income (expense), net	(1,288)	(213)
Net loss	$(6,697)	(6,562)

Net loss attributable to common stockholders	$(6,697)	(10,206)

Net loss per share attributable to common stockholders, basic and diluted	$(0.36)	(0.55)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	18,723,511	18,489,993

See accompanying notes to financial statements.

BIOCARDIA, INC.
Statements of Convertible Preferred Stock and Stockholders’ Deficit
Years ended December 31, 2015 and 2014
(In thousands, except share data)

	Convertible preferred stock		Convertible preferred stock		Common stock		Additional
	Shares	Cost	Shares	Cost	Shares	Cost	paid in capital	Accumulated deficit	Total
Balance at December 31, 2013	—	$—	97,482,546	$34,000	18,481,552	$18	1,376	(34,543)	851
Reclassification from permanent equity to temporary equity	97,482,546	34,000	(97,482,546)	(34,000)	—	—	—	—	(34,000)
Accretion of convertible preferred stock to redemption value	—	3,644	—	—	—	—	(1,614)	(2,030)	(3,644)
Exercise of convertible preferred stock warrants for series F preferred shares	871,995	569	—	—	—	—	—	—	—
Exercise of stock options	—	—	—	—	12,471	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	238	—	238
Net loss	—	—	—	—	—	—	—	(6,562)	(6,562)
Balance at December 31, 2014	98,354,541	38,213	—	—	18,494,023	18	—	(43,135)	(43,117)
Reclassification from temporary equity to permanent equity	(98,354,541)	(38,213)	98,354,541	38,213	—	—	—	—	38,213
Conversion of convertible notes into series F preferred shares	—	—	12,075,610	7,781	—	—	—	—	7,781
Exercise of convertible preferred stock warrants for series D preferred shares	—	—	67,884	34	—	—	—	—	34
Exercise of convertible preferred stock warrants for series F preferred shares	—	—	2,479	2	—	—	—	—	2
Exercise of stock options	—	—	—	—	453,513	1	58	—	59
Stock-based compensation	—	—	—	—	—	—	283	—	283
Net loss	—	—	—	—	—	—	—	(6,697)	(6,697)
Balance at December 31, 2015	—	—	110,500,514	46,030	18,947,536	19	341	(49,832)	(3,442)

See accompanying notes to financial statements.

BIOCARDIA, INC.
Statements of Cash Flows
Years ended December 31, 2015 and 2014
(In thousands)

	2015	2014
Operating activities:
Net loss	$(6,697)	(6,562)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	47	47
Change in fair value of convertible preferred stock warrant liability	(274)	(56)
Change in fair value of maturity date preferred stock warrant liability	(87)	—
Change in fair value of convertible shareholder notes derivative liability	(1,373)	—
Stock based compensation	283	238
Non-cash interest expense on convertible shareholder notes	1,387	269
Changes in operating assets and liabilities:
Accounts receivable	65	78
Inventory	(82)	(37)
Prepaid expenses and other current assets	(129)	(15)
Deferred financing costs	48	(48)
Accounts payable	228	195
Accrued liabilities excluding accrued interest on convertible note	(416)	(105)
Deferred revenue	—	39
Deferred rent	(23)	9
Net cash used in operating activities	(7,023)	(5,948)
Investing activities:
Purchase of property and equipment	(125)	(53)
Net cash used in investing activities	(125)	(53)
Financing activities:
Proceeds from the exercise of convertible preferred stock warrants	27	562
Proceeds from issuance of convertible notes and warrants	7,435	7,250
Proceeds from the exercise common stock options	59	—
Net cash provided by financing activities	7,521	7,812
Net increase in cash and cash equivalents	373	1,811
Cash and cash equivalents at beginning of year	3,184	1,373
Cash and cash equivalents at end of year	$3,557	3,184

Supplemental disclosure for cash flow activities:
Cash paid for income taxes	$1	1
Supplemental disclosure for noncash investing and financing activities:
Convertible shareholder notes funds received subsequent to year end	—	250
Conversion of convertible shareholder note and related accrued interest payable	7,781	—
Accretion of series F convertible preferred stock	—	3,644

See accompanying notes to financial statements.

(1)	Summary of Business and Significant Accounting Policies

(a)	Description of Business

BioCardia was incorporated in Delaware in March 2002. The Company is a clinical-stage regenerative medicine company developing novel therapeutics for cardiovascular diseases with large unmet medical needs. Its lead therapeutic candidate is the CardiAMP cell therapy system and its second therapeutic candidate for heart failure is the CardiALLO cell therapy system. To date the Company has devoted substantially all of its resources to research and development efforts relating to its therapeutic candidates and biotherapeutic delivery systems including conducting clinical trials, developing manufacturing and sales capabilities, in-licensing related intellectual property, providing general and administrative support for these operations and protecting its intellectual property.

The Company has two enabling device product lines: the Helix biotherapeutic delivery system (“Helix”) product line offers a catheter system for the local delivery of cells, gene and protein therapeutics to the heart; and the Morph vascular access (“Morph”) product line offers advanced catheter products for interventional medicine. The Helix biotherapeutic delivery system is available for commercial sale in Europe and is approved for investigational use in the United States. The Morph line consists of the Morph Universal Deflectable Guide Catheter and the Morph AccessPro steerable introducer. The Morph Universal Deflector Guide Catheter and the Morph AccessPro steerable introducer lines currently generate commercial revenues. The Morph Universal Deflectable Guide Catheter is sold commercially in the United States. The Morph AccessPro steerable introducer line is sold commercially in the Unites States and in Europe.

(b)	Basis of Presentation

These financial statements have been prepared in accordance with generally accepted accounting principles in the United States (GAAP). The Company manages its operations as a single segment for the purposes of assessing performance and making operating decisions.

(c)	Going Concern and Liquidity

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred significant net losses and negative cash flows from operations since its inception and had an accumulated deficit of $49.8 million as of December 31, 2015 that raise substantial doubt about its ability to continue as a going concern. Management expects operating losses and negative cash flows to continue through at least 2018.

As discussed in Note 19, on August 22, 2016 the Company signed an Agreement and Plan of Merger with Tiger X. Upon closing of the Merger, which is anticipated in October 2016, the combined company is expected to have approximately $23 million in additional capital. Management believes cash as of December 31, 2015, when combined with the cash raised in connection with the Merger, is sufficient to fund the Company through at least the next twelve months. The Company also plans to raise other additional capital potentially including debt and equity arrangements, to finance the Companies future net cash needs. If adequate funds are not available, the Company may be required to reduce operating expenses, delay or reduce the scope of its product development programs, obtain funds through arrangements with others that may require the Company to relinquish rights to certain of its technologies or products that the Company would otherwise seek to develop or commercialize itself, or cease operations. While the Company believes in the viability of its strategy to raise additional funds, there can be no assurances to that effect. The accompanying financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

(d)	Use of Estimates

The preparation of the financial statements in accordance with GAAP requires Company management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ materially from those estimates. Significant items subject to such estimates and assumptions include the useful lives of fixed assets; allowances for doubtful accounts and sales returns; inventory valuation and reserves; fair value of the convertible preferred stock warrant liability; fair value of the maturity date preferred stock warrant liability; fair value of the convertible shareholder notes derivative liability; share-based compensation; and valuation of inventory.

(e)	Cash Equivalents

The Company classifies all highly liquid investments with original maturities of three months or less at the date of purchase as cash equivalents. The Company maintains its cash and cash equivalents with reputable financial institutions.

(f)	Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company considers the creditworthiness of its customers, but does not require collateral in advance of a sale. The Company evaluates collectability and maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio when necessary. The estimate is based on the Company’s historical write-off experience, customer creditworthiness, facts and circumstances specific to outstanding balances and payment terms. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The allowance for doubtful accounts was approximately $4,000 and $0 as of December 31, 2015 and 2014, respectively. Account balances written off totaled $0 and $1,000 during the year’s ended December 31, 2015 and 2014, respectively.

(g)	Inventory

Inventory is stated at the lower of cost or market. Cost is determined using the average-cost method. The Company analyzes its inventory levels quarterly and writes down inventory that has become obsolete or has a cost basis in excess of its expected net realizable value or inventory quantities in excess of expected requirements. Excess requirements are determined based on comparison of existing inventories to forecasted sales, with consideration given to inventory shelf life. Expired inventory is disposed of and the related costs are recognized in cost of goods sold.

(h)	Deferred Financing Costs

Deferred financing costs represent direct costs associated with future issuances of our corporate securities. Direct costs include, but are not limited to the legal, accounting and printing costs. Indirect costs associated with future issuance of corporate securities are expensed as incurred. Upon the completion of the proposed issuances, the deferred financing costs will be offset against the proceeds from the security issuance. If the proposed issuances are not completed, the deferred financing costs will be charged to expense. The Company deferred costs incurred for an initial public offering (“IPO”) of common stock totaling approximately $1,586,000 and $48,000 in 2015 and 2014, respectively. In 2015, the IPO was delayed and subsequently withdrawn. The deferred offering costs for that offering in the amount of $1,634,000 were expensed in 2015.

(i)	Property and Equipment, Net

Property and equipment, net are carried at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, as described in the table below. Maintenance and repairs are expensed as incurred. When assets are retired or otherwise disposed of, the cost and the related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in the accompanying statements of operations:

Asset	Estimated useful lives (in years)
Computer equipment and software	3
Laboratory and manufacturing equipment	3
Furniture and fixtures	3
Leasehold improvements	5 years or lease term, if shorter

(j)	Long-Lived Assets

The Company evaluates long-lived assets such as property and equipment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. An impairment loss is recognized when estimated future undiscounted cash flows expected to result from the use of the asset and its eventual disposition is less than the carrying amount. When undiscounted future cash flows are not expected to be sufficient to recover an asset’s carrying amount, the asset is written down to its fair value. Where available, quoted market prices are used to determine fair value. When quoted market prices are not available, various valuation techniques, including the discounted value of estimated future cash flows, are utilized. There have been no impairments of the Company’s long-lived assets in any of the years presented.

(k)	Clinical Trial Accruals

As part of the process of preparing its financial statements, the Company is required to estimate its expenses resulting from its obligations under contracts with vendors and consultants and clinical site agreements in connection with conducting clinical trials. The financial terms of these contracts are subject to negotiation and may result in payment flows that do not match the periods over which materials or services are provided by the vendor under the contracts. The Company’s objective is to reflect the clinical trial expenses in its financial statements by matching those expenses with the period in which the services and efforts are expended. The Company accounts for these expenses according to the progress of the trial as measured by patient progression and the timing of various aspects of the trial. The Company makes estimates of its accrued expenses as of each balance sheet date in its financial statements based on the facts and circumstances known at that time. Although, the Company does not expect its estimates to be materially different from amounts actually incurred, its understanding of the status and timing of services relative to the actual status and timing of services performed may vary and may result in reported amounts that differ from the actual amounts incurred.

(l)	Derivatives

Fair value accounting requires bifurcation of embedded derivative instruments such as conversion features in equity instruments and warrants granted, and measurement of their fair value. In determining the appropriate fair value, the Company uses Monte Carlo simulation to calculate potential payouts in each of the three conversion scenarios. In cases where the payout includes newly created equity shares and warrants, the Black-Scholes based option pricing method is used to calculate the amounts due to investors. Derivative instruments are subsequently adjusted to reflect fair value at the end of each reporting period. Any increase or decrease in the fair value is recorded in results of operations as a change in the fair value of derivatives. Once a derivative liability ceases to exist any remaining fair value is reclassified to additional paid-in capital if redeemed or through earnings if forfeited or expired.

(m)	Deferred Rent

The Company’s lease for its facility provides for fixed increases in minimum annual rental payments. The total amount of rental payments due over the lease term is charged to rent expense ratably over the life of the lease. Deferred rent consists of the difference between cash payments and the recognition of rent expense on a straight-line basis.

(n)	Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the price to the buyer is fixed or determinable, and collection from the customer is reasonably assured.

Net product revenue – The Company currently has a portfolio of enabling and delivery products. The Company recognizes revenue from product sales when title and risk of loss have passed to the customer, which typically occurs upon delivery. Product sale transactions are evidenced by customer purchase orders, customer contracts, invoices and/or related shipping documents.

Revenue is recognized net of provisions made for discounts, expected sales returns and allowances. Estimated returns and allowances are based on historical experience and other relevant factors. The Company accepts returns for unused, unopened and resellable product in its original packaging, subject to a restocking fee. The sales returns reserve was approximately $3,000 and $5,000 as of December 31, 2015 and 2014, respectively.

Amounts received from customers in advance of revenue recognition are recorded as deferred revenue on the balance sheet.

Collaboration agreement revenue – Collaboration agreement revenue is income from agreements under partnering programs with corporate and academic institutions, wherein the Company provides biotherapeutic delivery systems and customer training and support for their use in clinical trials and studies. These programs provide additional clinical data, intellectual property rights and opportunities to participate in the development of combination products for the treatment of cardiac disease. The Company evaluates activities under these agreements to determine if they represent a multiple element arrangement by identifying the deliverables included within the agreements. The Company accounts for these deliverables as separate units of accounting if the following two criteria are met:

●	The delivered items have value to the customer on a stand-alone basis

●	If there is a general right of return relative to the delivered items, delivery or performance of the undelivered items is considered probable and within the Company’s control

Factors considered in this determination include, among other things, whether any other vendors sell the items separately and if the customer could use the delivered item for its intended purpose without receipt of the remaining deliverables.

If an arrangement includes multiple deliverables that are separable into different units of accounting, the Company allocates the arrangement consideration to those units of accounting based on their relative selling prices and recognizes the associated revenue when the appropriate recognition criteria are met for those deliverables. The amount of allocable arrangement consideration is limited to the amounts that are fixed and determinable.

(o)	Shipping Costs

Costs incurred for the shipping of products to customers totaled approximately $11,000 and $16,000 in 2015 and 2014, respectively, and are included in cost of goods sold in the accompanying statements of operations.

(p)	Product Warranties

The Company provides a standard warranty of serviceability on all its products for the duration of the product’s two year shelf life. Estimated future warranty costs, if any, are accrued and charged to cost of goods sold in the period that the related revenue is recognized. Historical data and trends of product reliability and costs of repairing or replacing defective products are considered. Due to the low historical warranty claims experience, a general warranty accrual has not been required or recorded.

(q)	Research and Development

The Company’s research and development costs are expensed as incurred. Research and development expense includes the costs of basic research activities as well as other research, engineering, and technical effort required to develop new products or services or make significant improvement to an existing product or manufacturing process. Research and development costs also include pre-approval regulatory and clinical trial expenses and support costs for collaborative partnering programs wherein the Company provides biotherapeutic delivery systems and customer training and support for their use in clinical trials and studies. The Company’s research and development costs consist primarily of:

●	Salaries, benefits and other personnel-related expenses, including stock based compensation

●	Fees paid for services provided by clinical research organizations, research institutions, consultants and other outside service providers

●	Costs to acquire and manufacture materials used in research and development activities and clinical trials

●	Laboratory consumables and supplies

●	Facility-related expenses allocated to research and development activities

●	Fees to collaborators to license technology

●	Depreciation expense for equipment used for research and development and clinical purposes.

(r)	Stock Based Compensation

The Company measures and recognizes stock-based compensation expense for equity awards to employees, directors and consultants based on fair value at the grant date. Nonemployee awards are remeasured at each reporting date. The Company uses the Black-Scholes-Merton (“BSM”) option pricing model to calculate fair value. Stock-based compensation expense recognized in the statements of operations is based on options ultimately expected to vest, taking into consideration estimated forfeitures, and is recognized in the period the services are performed. Stock-based compensation expense is revised in subsequent periods, if necessary, if actual forfeitures differ from these estimates. When estimating forfeitures, the Company considers historic voluntary termination behaviors as well as trends of actual option forfeitures. For options granted to nonemployees, the Company revalues the unearned portion of the stock-based compensation and the resulting change in fair value is recognized in the statements of operations over the period the related services are rendered.

The BSM option pricing model requires the input of highly subjective assumptions, including the risk-free interest rate, the expected volatility in the value of the Company’s common stock, and the expected term of the option. These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used, our stock-based compensation expense could be materially different in the future. These assumptions are estimated as follows:

Risk-free Interest Rate

The risk free interest rate assumption is based on the zero-coupon U.S. Treasury instruments appropriate for the expected term of the stock option grants.

Expected Volatility

As the Company does not have a trading history for its common stock, the expected stock price volatility is estimated based on volatilities of a peer group of similar companies by taking the average historic volatility for these peers for a period equivalent to the expected term of the stock option grants. The peer group was developed based on companies in the biotechnology and medical device industries whose shares are publicly-traded.

Expected Term

The expected term represents the period of time that options are expected to be outstanding. As the Company does not have sufficient historical experience for determining the expected term of the stock options awards granted, the expected life is determined using the simplified method, which is an average of the contractual terms of the option and its ordinary vesting period.

Common Stock Valuation

Due to the absence of a public market for the Company’s common stock, it is necessary to estimate the fair value of the common stock underlying the stock-based awards when performing fair value calculations using the BSM option pricing model. The fair value of the common stock underlying the stock-based awards was assessed on each grant date by management and the Company’s board of directors. All options to purchase shares of the Company’s common stock have been granted with an exercise price per share no less than the fair value per share of the common stock underlying those options on the grant date.

In the absence of a public trading market for the Company’s common stock, the estimated fair value was determined using methodologies, approaches and assumptions consistent with American Institute of Certified Public Accountants, or AICPA, Audit and Accounting Practice Aid Series: Valuation of Privately Held Company Equity Securities Issued as Compensation, or the AICPA Practice Aid. These estimates require considerable judgment and the consideration of numerous objective and subjective factors to determine fair value. The Company engages third-party consultants with the requisite expertise to assist in the valuations. These estimates will not be necessary to determine fair value of new awards once the underlying shares are publicly traded.

(s)	Income Taxes

The Company accounts for income taxes based on the asset and liability method whereby deferred tax asset and liability account balances are determined based on differences between the financial reporting and tax bases of assets, liabilities, operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

In evaluating the ability to recover its deferred income tax assets, the Company considers all available positive and negative evidence, including its operating results, forecasts of future taxable income, and ongoing tax planning. In the event the Company was to determine that it would be able to realize its deferred tax assets in the future in excess of their net recorded amount, it would make an adjustment to the valuation allowance, which would reduce the provision for income taxes. Conversely, in the event that all or part of the net deferred tax assets are determined not to be realizable in the future, an adjustment to the valuation allowance would be charged to earnings in the period such determination is made.

The Company recognizes and measures benefits for uncertain tax positions using a two-step approach. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that the tax position will be sustained upon audit, including resolution of any related appeals or litigation processes. For tax positions that are more likely than not to be sustained upon audit, the second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon settlement. Significant judgment is required to evaluate uncertain tax positions. The Company evaluates its uncertain tax positions annually. Evaluations are based upon a number of factors, including the technical merits of the tax position, changes in facts or circumstances, changes in tax law, interactions with tax authorities during the course of audits, and effective settlement of audit issues. The Company’s policy is to recognize interest and penalties related to unrecognized tax benefits as a component of income tax expense in the statements of operations and accrued interest and penalties within accrued liabilities in the balance sheets. No such interest and penalties have been recorded to date.

(t)	Fair Value of Financial Instruments

The Company applies fair value accounting for all financial assets and liabilities and nonfinancial assets and liabilities that are required to be recognized or disclosed at fair value in the financial statements. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments complexity.

The Company’s financial assets and liabilities consist principally of cash and cash equivalents, accounts receivable, accounts payable, warrants for convertible preferred stock, convertible notes and the convertible shareholder notes derivative liability. The fair value of the Company’s cash equivalents is determined based on quoted prices in active markets for identical assets. The recorded values of the Company’s accounts receivable and accounts payable approximate their current fair values due to the relatively short-term nature of these accounts. The fair value of the Company’s convertible preferred stock warrants is measured using the BSM option pricing model. Convertible notes are recorded at amortized cost. Based on borrowing rates currently available for loans with similar terms, the carrying value of convertible notes approximates fair value.

(u)	Net Loss per Share Attributable to Common Stockholders

Basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding. Diluted net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders to by the weighted-average number of common share equivalents outstanding for the period determined using the treasury-stock method. Common stock equivalents are comprised of convertible preferred stock, notes convertible into preferred stock, warrants to purchase convertible preferred stock and options outstanding under our stock option plan. For all periods presented, there is no difference in the number of shares used to calculate basic and diluted shares outstanding due to our net loss position.

(v)	Reverse Stock Split

On July 2, 2015, the Company effected a 1-for-7.131 reverse stock split of the Company’s common stock and convertible preferred stock. Neither the par value nor the authorized number of shares was not adjusted as a result of the reverse stock split. All issued and outstanding common stock, convertible preferred stock, warrants, stock options and per share amounts contained in the accompanying financial statements and notes to the financial statements have been retroactively adjusted to give effect to the reverse stock split for all periods presented.

(w)	Recently Adopted Accounting Pronouncements

In April 2015, the FASB issued ASU 2015-03 Interest – Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability, consistent with debt discounts, instead of being presented as an asset. Early adoption is permitted. The Company adopted ASU 2015-03 effective December 31, 2015. The adoption did not have a material impact on our financial position, results of operations or cash flows.

(x)	Recently Issued Accounting Pronouncements

In August 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-15, Presentation of Financial Statements — Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which requires management to evaluate, in connection with preparing financial statements for each annual and interim reporting period, whether there are conditions or events, considered in the aggregate, that raise substantial doubt about an entity’s ability to continue as a going concern within one year after the date that the financial statements are issued and provide related disclosures. This ASU will be effective for the Company in fiscal year 2016. Early adoption is permitted. The Company is currently assessing the future impact of this ASU on its financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which provides comprehensive guidance for revenue recognition. ASU 2014-09 affects any entity which either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets. The core principle of the guidance provides that a company should recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Additionally, qualitative and quantitative disclosures are required about customer contracts, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. Companies can adopt the new standard either using the full retrospective approach, a modified retrospective approach with practical expedients, or a cumulative effect upon adoption approach.

In August 2015, the FASB issued ASU 2015-14 Revenue from Contracts with Customers, which deferred the effective date for implementation of the standard. Nonpublic companies must apply the standard for annual reporting periods beginning after December 15, 2018 and interim reporting periods within annual reporting periods beginning after December 15, 2019. Early adoption for nonpublic entities is permitted as of an annual reporting period beginning after December 15, 2016, including interim reporting periods within that reporting period. Public entities are to apply the new standard for annual and interim reporting periods beginning after December 15, 2017 and earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The Company is currently assessing the future impact of this ASU on its financial statements.

In July 2015, the FASB issued Accounting Standard Update (“ASU”) No. 2015-11, “Inventory: Simplifying the Measurement of Inventory”, that requires inventory not measured using either the last in, first out (LIFO) or the retail inventory method to be measured at the lower of cost or net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable cost of completion, disposal and transportation. The new standard will be effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years, and will be applied prospectively. Early adoption is permitted. The adoption of this guidance is not expected to have a material impact on our financial position, results of operations or cash flows.

In February 2016, the FASB issued ASU 2016-02 Leases (Topic 842), which supersedes existing guidance on accounting for leases in “Leases (Topic 840)” and generally requires all leases to be recognized in the consolidated balance sheet. ASU 2016-02 is effective for annual and interim reporting periods beginning after December 15, 2018; early adoption is permitted. The provisions of ASU 2016-02 are to be applied using a modified retrospective approach. The Company is currently assessing the future impact of this ASU on its financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The standard is intended to simplify several areas of accounting for share-based compensation arrangements, including the income tax impact, classification in the statement of cash flows and forfeitures. ASU 2016-09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, and early adoption is permitted. The Company is currently assessing the future impact of this ASU on its financial statements.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission, did not or are not believed by management to have a material impact on the Company’s financial statement presentation or disclosures.

(2)	Fair Value Measurements

The fair value of financial instruments reflects the amounts that the Company estimates to receive in connection with the sale of an asset or paid in connection with the transfer of a liability in an orderly transaction between market participants at the measurement date (exit price). The Company follows a fair value hierarchy that prioritizes the use of inputs used in valuation techniques into the following three levels:

Level 1 – quoted prices in active markets for identical assets and liabilities

Level 2 – observable inputs other than quoted prices in active markets for identical assets and liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3 – unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The following table sets forth the fair value of our financial liabilities measured on a recurring basis as of December 31, 2015 and indicates the fair value hierarchy utilized to determine such fair value.

	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$3,557	$—	$—	$3,557

Liabilities:
Convertible preferred stock warrant liability	$—	$—	$275	$275
Maturity date preferred stock warrant liability	$—	$—	$10	$10
Convertible shareholder notes derivative liability	$—	$—	$1,044	$1,044

The following table sets forth the fair value of our financial liabilities measured on a recurring basis as of December 31, 2014 and indicates the fair value hierarchy utilized to determine such fair value.

	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$3,184	$—	$—	$3,184

Liabilities:
Convertible preferred stock warrant liability	$—	$—	$558	$558

As discussed more fully in Notes 10, 11 and 12, the Company issued warrants to purchase preferred stock in connection with note agreements to various shareholders. The warrant liabilities were recorded at their fair value on the date of issuance and were remeasured each subsequent balance sheet date and as of the warrant exercise date, with fair value changes recognized as income (decrease in fair value) or expense (increase in fair value) in other income (expense) in the statements of operations. The Company’s estimated fair value of the warrant liabilities is calculated using key assumptions, including the probability of an exit event, the enterprise value as determined on an income approach, and a discount for lack of marketability. Management, with the assistance of an independent valuation firm, made these subjective determinations based on available financial information.

As discussed more fully in Note 12, the 2015 Notes include embedded derivative features that were determined to be a compound embedded derivative requiring bifurcation and separate accounting at estimated fair value. The Company estimated the fair value of the compound embedded derivative utilizing a Monte Carlo simulation model. The inputs used to determine the estimated fair value of the compound embedded derivative instrument include the probability of an underlying event triggering the redemption event and its timing prior to the maturity date of the 2015 Notes. The fair value measurement is based upon significant inputs not observable in the market. These assumptions are inherently subjective and involve significant management judgement.

The following table sets forth the fair value of our financial liabilities that the Company remeasured on a recurring basis (in thousands):

	Convertible Preferred Stock Warrant Liability	Maturity Date Preferred Stock Warrant Liability	Convertible Shareholder Note Derivative Liability
Fair value December 31, 2013	$621	$—	$—
Warrants exercised and cancelled	(7)	—	—
Change in fair value	(56)	—	—
Fair value December 31, 2014	$558	$—	$—
Warrants exercised and cancelled	(9)
Issuance of convertible shareholder notes	—	97	2,417
Change in fair value	(274)	(87)	(1,373)
Fair value December 31, 2015	$275	$10	$1,044

(3)	Product Recall

In March 2014, the Company announced a voluntary recall of its Morph Access Pro (MAP) Steerable Introducer Guide Catheter due to the potential presence of loose particulates that might present health risks to patients. As a result of the voluntary recall, the Company suspended all marketing activity related to the MAP products, halted production of the devices, and implemented a recall of all non-expired product with its customers. No customers reported safety issues associated with use of the product prior or subsequent to the recall. The products were reintroduced to the market in the second half of 2014.

Customers were offered a choice of three alternatives when returning the product: receive a credit that can be applied to a current or future sale, receive a cash refund or receive an alternative replacement product at no additional cost. The estimated credits and refunds related to the product returns and the associated shipping costs were recorded as a reduction of net product sales and increase in accrued liabilities. The estimated cost of replacement devices, including shipping, was recorded in cost of goods sold and in accrued liabilities. Actual returns and costs did not materially differ from these estimates.

The carrying value of the MAP inventories on hand, both unsold inventories and inventories received from customers in the recall, has been reduced to lower of cost or market with the related charge included in cost of goods sold in the statements of operations.

The following table presents a summary of charges related to the recall recorded for the years ended December 31, (in thousands):

	2015	2014
Reduction of net product sales	$—	60
Cost of goods sold	—	11
Total	$—	71

(4)	Inventories

Inventories are stated at the lower of cost or market using the average cost method. Inventories consist of the following at December 31, (in thousands):

	2015	2014
Raw materials	$194	339
Work in process	36	205
Finished goods	529	133
	$759	677

Write downs for excess or expired inventory are based on management’s estimates of forecasted usage of inventories and are included in cost of goods sold. A significant change in the timing or level of demand for certain products as compared to forecasted amounts may result in recording additional write downs for excess or expired inventory in the future. Charges to cost of goods sold for inventory write-downs, reserve adjustments, scrap, shrinkage and expired inventories totaled approximately $261,000 and $71,000 in 2015 and 2014, respectively.

(5)	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following as of December 31, (in thousands):

	2015	2014
Prepaid expenses	$146	117
Refund receivable of deferred financing costs	100	—
Convertible shareholder note receivable	—	250
	$246	367

(6)	Property and Equipment, Net

Property and equipment, net consist of the following at December 31, (in thousands):

	2015	2014
Computer equipment and software	$143	143
Laboratory and manufacturing equipment	366	274
Furniture and fixtures	48	48
Leasehold improvements	325	291
Property and equipment, gross	882	756
Less accumulated depreciation	(732)	(684)
Property and equipment, net	$150	72

Depreciation expense totaled approximately $47,000 for the each of the years ended December 31, 2015 and 2014.

(7)	Commitments

The Company leases office and laboratory space under a non-cancelable operating lease that expires in 2016. Rent expense is recognized straight line over the life of the lease. Rental expense was approximately $266,000 for the years ended December 31, 2015 and 2014. Future minimum lease payments under the lease as of December 31, 2015 are as follows (in thousands):

Year ending December 31:

2016	$296

(8)	Collaborative Agreements

The Company has entered into various collaborations related to preclinical development. These agreements allow partners to utilize the Company’s enabling biotherapeutic delivery systems, including training and support during clinical delivery of biotherapeutics. Under the terms of these agreements, the Company typically receives a use fee and payments for the systems and services provided. The Company also gains access to certain data generated by its partners for use in its own product development efforts and also receives nonexclusive patent rights to any BioCardia technology improvement inventions.

(9)	Accrued Liabilities

Accrued liabilities consisted of the following as of December 31, (in thousands):

	2015	2014
Accrued expenses	$229	456
Accrued interest	374	269
Clinical trial accrual	—	188
Customer deposits	89	90
	$692	1,003

(10)	Convertible Preferred Stock Warrant Liability

The Company has historically issued warrants to purchase shares of the Company’s preferred stock in connection with certain preferred stock offerings and note financings. The Company issued 1,038,750 warrants to purchase Series D convertible preferred stock in connection with promissory notes to certain investors from 2005 to 2007. In June 2011, the Company issued 1,018,345 warrants to purchase Series F convertible preferred stock in connection with Series F convertible preferred stock issued in 2011. In April 2013, the Company issued 494,319 warrants to purchase Series F preferred stock in connection with promissory notes to certain investors in 2012. In April and May 2013, the Company issued 903,824 warrants to purchase Series F convertible preferred stock in connection with Series F convertible preferred stock issued in 2013.

From May to June 2014, 871,995 shares of Series F convertible preferred stock warrants were exercised for approximately $562,000 in cash and $7,000 in non-cash consideration from the fair value of the warrants. In July 2015, 2,479 shares of Series F convertible preferred stock warrants were exercised for approximately $2,000 in cash. In November 2015, 67,884 shares of Series D convertible preferred stock warrants were exercised for approximately $25,000 in cash and $9,000 in non-cash consideration from the fair value of the warrants.

The outstanding Series D and Series F convertible preferred stock warrants are as follows (in thousands):

							Estimated fair
	Exercise	Value			Shares as		value as of
	price	at grant	Issue	Expiration	of December 31		December 31
Share class	per share	date	date	date	2015	2014	2015	2014
Series D	$0.37	$0.30	November 2005	November 2015	—	101,816	$-	$17
Series D	$0.37	$0.30	January 2006	January 2016	325,861	325,861	2	55
Series D	$0.37	$0.30	July 2007	July 2017	203,691	203,691	20	36
Series D	$0.37	$0.30	August 2007	August 2017	203,691	203,691	20	36
Series D	$0.37	$0.30	September 2007	September 2017	203,691	203,691	20	36
Series F	$0.64	$0.27	April 2013	April 2016	888,176	888,176	94	221
Series F	$0.64	$0.28	April 2013	October 2017	482,699	485,178	115	151
Series F	$0.64	$0.28	April 2013	November 2017	11,620	11,620	3	3
Series F	$0.64	$0.27	May 2013	May 2016	13,169	13,169	1	3
					2,332,598	2,436,893	$275	$558

The fair value of the warrants is included in current liabilities in the balance sheets and was determined using the BSM valuation model using the following assumptions:

	2015			2014
Risk-free interest rate	0.14	–	0.86%	0.25	–	1.10%
Volatility	98.5	–	116.2%	76.6	–	117.2%
Dividend yield		None			None
Contractual term (in years)	0.1	–	1.8	1.0	–	2.8

The contractual term of the warrants represents the period of time remaining before the warrant expires. Since the Company’s shares are not publicly traded and its shares are rarely traded privately, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares. The risk free rate is based on the U.S. Treasury yield curve with a maturity equal to the remaining contractual term of the warrant.

(11)	Maturity Date Preferred Stock Warrants Liability

As discussed in Note 12, the convertible shareholder notes issued in May 2015 include a conversion feature whereby the note holder will have the option to convert the outstanding principle and interest to a new class of preferred stock (“Maturity Date Preferred Stock”) at an exercise price of $1.40 per share, plus warrants to purchase Maturity Date Preferred Stock in an amount equal to 8% of the principle amount divided by the exercise price of $1.40, if the notes remain outstanding at the maturity date. In evaluating this conversion feature, the Company determined that these warrants meet the definition of freestanding financial instruments that should be classified as a liability in the Company’s balance sheet upon issuance of the notes. The Company determined that the fair value of the warrants was $97,000 at issuance in May 2015 using a Monte Carlo simulation technique in conjunction with the BSM option pricing model. The value of the warrants was allocated from the note proceeds and recorded in the maturity date preferred stock warrant liability in the Company’s balance sheet. The Company will mark this liability to market each reporting date and reflect the change in fair value in the Company’s statements of operations.

(12)	Convertible Notes

From March to December 2014, the Company entered into note agreements with various investors for a total proceeds of $7.5 million. On January 7, 2015, the outstanding principal and interest converted into 12,075,610 shares of Series F convertible preferred stock at $0.64, which was the original issue price of the Series F convertible preferred stock. The principal balance outstanding was $0 and $7.5 million at December 31, 2015 and 2014, respectively. Interest was accrued on these notes at 8% per year.

In May 2015, the Company entered into note agreements with various stockholders of the Company and other lenders for a total of $7.2 million (the “2015 Notes”). The notes accrue 8% annual simple interest, mature 18 months from the issue date and are callable after the maturity date by written demand of a majority of the holders of the outstanding note principle. If the Company closes an effective registration statement filed under the Securities Act of 1933, as amended, covering the sale of the Company’s common stock (an IPO) prior to maturity, the outstanding principle and accrued interest automatically convert into shares of common stock at 80% of the price of the shares of common stock purchased in the IPO. If at any time prior to the maturity date, the Company closes a private placement of the Company’s preferred stock for aggregate sales proceeds of at least $5.0 million excluding note conversions, at the note holder’s option (“Optional Conversion Right”), the outstanding principle and interest may be converted into shares of the preferred stock at a conversion price equal to 80% of the price of the preferred shares plus preferred stock warrant coverage equal to 8% with an exercise price equal to the purchase price of the preferred stock shares. If the notes are held to maturity, subject to the Company authorizing sufficient shares of a new class of preferred stock (“Maturity Date Preferred Stock”), the holder will have the option to convert the outstanding principle and interest to this new class of preferred stock at an exercise price of $1.40 per share, plus 8% warrant coverage. The Maturity Date Preferred Stock will have a senior liquidation preference to the Company’s Series F preferred stock and otherwise identical rights, obligations and terms of the Company’s Series F preferred stock. The Optional Conversion Rights will terminate upon the closing of a private placement financing with an aggregate sales price of at least $15 million during the term of the notes. Notes that are not converted prior to maturity will remain outstanding until the earlier of an IPO or until called by a majority of the holders of the outstanding notes.

The 2015 Notes have redemption features that were determined to be a compound embedded derivative requiring bifurcation and separate accounting at estimated fair value. The estimated fair value of the compound embedded derivative upon issuance in May 2015 was a liability of $2.4 million. The estimated fair value of these derivative instruments was recognized as a debt discount and as an embedded derivative liability on the balance sheet upon issuance of the 2015 notes. In addition, the Company incurred approximately $15,000 of debt issuance costs in connection with the issuance of the 2015 Notes and recorded this amount as an additional debt discount on the balance sheet. The Company will amortize the debt discount into interest expense using the effective interest method. The compound embedded derivative requires periodic remeasurments to fair value while the instruments are still outstanding. The changes in the estimated value are reflected in the change in fair value of convertible shareholder notes derivative liability in the statements of operations. The Company estimated the fair value of the compound embedded derivative utilizing a Monte Carlo simulation model. The inputs used to determine the estimated fair value of the compound embedded derivative instrument include the probability of an underlying event triggering the redemption event and its timing prior to the maturity date of the 2015 Notes. The fair value measurement is based upon significant inputs not observable in the market. These assumptions are inherently subjective and involve significant management judgement.

The Company’s accrued interest associated with the 2015 Notes amounted to $374,000 as of December 31, 2015. The Company recognized interest expense, including amortization of the debt discount of approximately $1.4 million and $269,000 in 2015 and 2014, respectively. In addition, the Company reflected a $1.4 million decrease in the fair value of the shareholder notes derivative liability at December 31, 2015 as a change in fair value of convertible shareholder notes derivative liability in the statements of operations.

(13)	Convertible Preferred Stock

Each share of convertible preferred stock is entitled to voting rights equivalent to the number of shares of common stock into which each share can be converted. Each share of convertible preferred stock is convertible at the holders’ option at any time into common stock on a one-for-one basis, subject to adjustment for antidilution. Conversion is automatic upon the closing of an underwritten public offering with proceeds equal to or exceeding $10.0 million. Holders of the preferred stock, in preference to the holders of common stock, are entitled to receive dividends, when and if declared by the Board of Directors, but only out of funds legally available. No dividends have been declared from inception to December 31, 2015.

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series A, Series B, Series C, Series D, Series E, and Series F convertible preferred stock are entitled to receive, in preference to any distribution of assets to the holders of Common Stock and the preferred stock holders in subsequent series, an amount equal to the original issue price $0.15, $0.37, $0.21, $0.37, $0.55, and $0.64 per share for the Series A, Series B, Series C, Series D, Series E, and Series F convertible preferred stock, respectively, plus all declared and unpaid dividends on the preferred stock. If upon the liquidation, dissolution, or winding up of the Company, the assets of the Company legally available for distribution to the holders of the convertible preferred stock are insufficient to permit the payment as described above, the entire assets of the Corporation legally available for distribution shall be distributed first with equal priority and pro rata among the holders of Series A, Series B, Series C, Series D, Series E, and Series F preferred stock in proportion to the full amounts they would otherwise be entitled to receive.

Thereafter, the remaining assets of the Company available for distribution to stockholders shall be distributed among the holders of common stock.

In 2002, the Company issued Series A convertible preferred stock to acquire tangible and intangible assets from a related party. The preferred stock and assets were measured at the historical cost of zero.

As discussed in Note 10, in 2014 the Company issued 871,995 shares of Series F convertible preferred stock upon the exercise of warrants to purchase Series F convertible preferred stock for net proceeds of approximately $562,000.

As of December 31, 2014, the Company had insufficient authorized shares to allow for the conversion of the outstanding shares of preferred stock at that date. As a result, preferred stock has been classified as temporary equity at December 31, 2014. In addition, the difference between the amount recorded in equity upon original issuance and the amount potentially due in cash to stockholders to satisfy the conversion commitment has been recognized as a deemed dividend and recorded as an increase in the preferred stock with an offsetting charge to additional paid-in capital to the extent available, as the Company had insufficient retained earnings, and any amount in excess of additional paid-in capital has been recognized as an increase in accumulated deficit. The deemed dividend increases the net loss attributable to common stockholders used to calculate the net loss per share. Sufficient additional shares were authorized in January 2015 and the carrying value of the preferred stock at that time was reclassified to equity.

At December 31, 2015, convertible preferred stock consisted of the following (in thousands, except share data):

	Shares		Liquidation Amount	Carrying Value
	Authorized	Outstanding
Series A	7,703,785	20,923,195	$3,082	$3,082
Series B	2,567,390	6,972,887	2,567	2,567
Series C	3,256,601	8,606,455	1,806	1,806
Series D	11,773,243	31,004,350	11,415	11,425
Series E	2,212,960	6,010,107	3,319	3,319
Series F	15,988,145	36,983,520	23,830	23,831
Total convertible preferred stock	43,502,124	110,500,514	$46,019	$46,030

At December 31, 2014, convertible preferred stock consisted of the following (in thousands, except share data):

	Shares		Liquidation amount	Carrying Value
	Authorized	Outstanding
Series A	7,703,785	20,923,195	$3,082	$3,082
Series B	2,567,390	6,972,887	2,567	2,567
Series C	3,256,601	8,606,455	1,806	1,806
Series D	11,773,243	30,936,466	11,391	11,391
Series E	2,212,960	6,010,107	3,319	3,319
Series F	11,416,717	24,905,431	16,048	16,048
Total convertible preferred stock	38,930,696	98,354,541	$38,213	$38,213

(14)	Share-Based Compensation

The Company has granted share-based compensation under its 2002 Stock Option Plan. The exercise price of options granted in 2014 was equivalent to the fair market value of the stock at the date of grant. No options were granted in 2015. The number of shares, terms, and vesting periods are determined by the Company’s board of directors or a committee thereof on an option-by-option basis. Options generally vest ratably over service periods of four years and expire ten years from the date of grant. Compensation cost for employee stock-based awards is based on the grant-date fair value and is recognized over the vesting period of the applicable award on a straight-line basis.

The Company recognizes in the statements of operations the grant-date fair value of stock options and other equity-based compensation. Stock compensation attributable to manufacturing operations was not significant and was expensed directly to cost of goods sold in the statements of operations. Share-based compensation expense for the years ended December 31, 2015 and 2014 was recorded as follows (in thousands):

	2015	2014
Cost of goods sold	$4	9
Research and development	29	36
Selling, general and administrative	240	156
Employee share-based compensation expense	$273	201

The fair value of each option grant is estimated on the date of the grant using the BSM option pricing model with the weighted average assumptions in the table below. No options were granted in 2015. The weighted average grant-date fair value of options granted in 2014 was $0.08 per share.

	2014
Risk-free interest rate	1.97	–	2.24%
Volatility	48	-	84%
Dividend yield		None
Expected term (in years)		6.3

Unrecognized stock-based compensation for employee options granted through December 31, 2015 is approximately $661,000 to be recognized over a remaining weighted average service period of 2.4 years.

The Company uses the simplified method for determining the expected term of its option grants, whereby the expected period the options are expected to be outstanding is determined by calculating the midpoint between the date of full vesting and the contractual life. Since the Company’s shares are not publicly traded and its shares are rarely traded privately, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares. The risk-free rate is based on the U.S. Treasury yield curve with a maturity equal to the expected term of the option at the time of grant. The Company estimates forfeitures at the time of grant and revises those estimates in subsequent periods if actual forfeitures differ from those estimates. The Company uses historical data to estimate pre-vesting option forfeitures and records stock-based compensation expense only for those awards that are expected to vest.

A summary of activity is as follows:

				Weighted
			Weighted	average
	Shares		average	Remaining	Aggregate
	available	Number of	exercise	Contractual	Intrinsic
	for grant	shares	price	Term (Years)	Value
					(In thousands)
Balance, December 31, 2013	1,773,337	7,659,079	$0.12	6.2	$75
Additional shares authorized	9,505,968	—	—
Stock options granted	(9,798,040)	9,798,040	0.16
Stock options exercised	—	(12,471)	0.04
Stock options cancelled	1,053,958	(1,053,958)	0.11
Balance, December 31, 2014	2,535,223	16,390,690	0.15	7.7	$3,086
Stock options granted	—	—	—
Stock options exercised	—	(453,513)	0.13
Stock options cancelled	2,148,702	(2,148,702)	0.15
Balance, December 31, 2015	4,683,925	13,788,475	0.15	6.6	$140

During the year ended December 31, 2014 the Company granted stock options to employees to purchase 9,635,122 shares of common stock with a weighted-average grant date fair value of $0.08 per share. There were no grants during the year ended December 31, 2015. The total estimated fair value of options vested during the years ended December 31, 2015 and 2014 was approximately $282,000 and $153,000, respectively.

The aggregate intrinsic value of options exercised during the years ended December 31, 2015 and 2014 was approximately $141,000 and $2,000, respectively. The Company has not capitalized or recognized an income tax benefit from the exercise of any stock options as the Company continues to record a full valuation allowance on its deferred tax assets.

The options outstanding and exercisable by exercise price as of December 31, 2015, are as follows:

	Options Outstanding		Options Exercisable
Exercise Price	Number Outstanding	Weighted- Average Remaining Contractual Life (in years)	Number Vested and Exercisable	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (in years)
$0.04	457,581	1.01	457,581	$0.04	1.01
$0.12	3,481,866	5.76	3,461,201	$0.12	5.76
$0.15	1,867,375	2.60	1,867,375	$0.15	2.60
$0.16	7,515,893	8.36	4,240,158	$0.16	8.32
$0.17	275,688	8.97	177,418	$0.17	8.98
$0.18	190,073	4.25	190,073	$0.18	4.25
	13,788,476	6.63	10,393,806		6.05

As of December 31, 2015, there were 13,618,798 options vested and expected to vest with a weighted average exercise price of $0.15, a weighted average remaining contractual term of 6.6 years and an average intrinsic value of approximately $ $140,000.

Nonemployee Stock-Based Compensation

During the year ended December 31, 2014, the Company granted options to purchase 162,918 shares of common stock to consultants. These options were granted in exchange for consulting services to be rendered and vest over the term specified in the grant, which correlates to the period the services are rendered. No options were granted during the year ended December 31, 2015.

The Company accounts for stock-based compensation arrangements with nonemployees, using the BSM option pricing model, based on the fair value as these instruments vest. Accordingly, at each reporting date, the Company revalues the unearned portion of the stock-based compensation and the resulting change in fair value is recognized in the statements of operations over the period the related services are rendered. In connection with its grant of options and stock awards to nonemployees, the Company has recognized stock-based compensation of approximately $10,000 in 2015 and $33,000 in 2014. The following assumptions were used to value the awards.

	2015			2014
Risk-free interest rate	1.26	–	2.30%	1.75	–	2.53%
Volatility	71	-	95%	40-84	-	84%
Dividend yield		None			None
Expected term (in terms)	8.5	-	9.7	5.9	-	10

(15)	Concentrations

Most of the Company’s customers are located in the United States. No single customer accounted for more than 5% of revenue in 2015 and three customers accounted for 23% of accounts receivable at December 31, 2015. No single customer accounted for more than 5% of revenue in 2014 and two customers accounted for 12% of accounts receivable at December 31, 2014.

(16)	Net Loss per Share Attributable to Common Stockholders

The following table sets forth the computation of the basic and diluted net loss per share during the twelve months ended December 31, 2015 and 2014 (in thousands, except share and per share data):

	Twelve Months Ended December 31,
	2015	2014
Numerator:
Net loss	$(6,697)	$(6,562)
Accretion of convertible preferred stock	-	(3,644)
Net loss attributable to common stockholders	$(6,697)	$(10,206)

Denominator
Weighted average shares used to compute net loss per share attributable to common stockholders, basic and diluted	18,723,511	18,489,993
Net loss per share attributable to common stockholders basic and diluted	$(0.36)	$(0.55)

The following weighted-average outstanding common stock equivalents were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been antidilutive:

	2015	2014
Convertible preferred stock	110,500,514	98,354,541
Notes convertible into preferred stock	104,779,880	12,057,792
Stock options to purchase common stock	13,788,475	16,390,690
Convertible preferred stock warrants	2,332,598	2,436,893
	231,401,467	129,239,916

(17)	Income Taxes

The Company’s provision for income taxes for the years ended December 31, 2015 and 2014 was $0 for both years.

The provision for income taxes differs from the amount which would result by applying the federal statutory income tax rate to pre-tax income/(loss) for the years ended December 31, 2015 and 2014. The reconciliation of the provision computed at the federal statutory rate to the Company’s provision (benefit) for income taxes is as follows (in thousands):

	2015	2014
Tax at federal statutory rate	$(2,277)	$(2,231)
State, net of federal benefit	(335)	(253)
Research and development credit	(51)	(48)
Stock-based compensation	89	58
Nondeductible interest	471	92
Warrant revaluation	(589)	(19)
Other	5	6
Increase in valuation allowance	2,687	2,395
Total provision for income taxes	$—	$—

Deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes as well as net operating loss and tax credit carryforwards, net of any adjustment for unrecognized tax benefits. The components of the net deferred income tax assets as of December 31, 2015 and 2014 were as follows (in thousands):

	2015	2014
Accrued compensation	$69	$151
Inventory adjustments	279	231
Deferred rent	12	21
Deferred revenue	15	—
Deferred financing costs	643	—
Depreciation and amortization – noncurrent	293	331
Stock-based compensation	57	55
Net operating loss and tax credit carryforwards – noncurrent	17,529	15,439
Section 481A Adjustment	(32)	(48)
Other	5	2
Gross deferred tax asset	18,870	16,182
Valuation allowance	(18,870)	(16,182)
Net deferred tax asset	$—	$—

The Company has approximately $41.4 million and $37.4 million of federal and state net operating loss carryforwards, respectively, as of December 31, 2015. For tax reporting purposes, operating loss carryforwards are available to offset future taxable income; such carryforwards expire in varying amounts beginning in 2022 and 2016 for federal and state purposes, respectively. Under current federal and California law, the amounts of and benefits from net operating losses carried forward may be impaired or limited in certain circumstances. Events which may cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50% over a three-year period. The Company’s deferred tax asset and related valuation allowance would be reduced as a result. An analysis to determine the limitation of the net operating loss carryforwards has not been performed.

At December 31, 2015, the Company has federal and state research and development credits of approximately $1.1 million and $945,000 available to offset future federal and state income taxes, respectively. The federal tax credit carryforward expires beginning in 2028. The state credit carryforward has no expiration.

The Company does not believe that these assets are realizable on a more-likely-than-not basis; therefore, the net deferred tax assets have been fully offset by a valuation allowance. The Company did not have any deferred tax liabilities as of December 31, 2015 or 2014. The net increase in the total valuation allowance for the years ending December 31, 2015 and 2014 was approximately $2.7 million and $2.4 million, respectively, primarily from the net operating losses generated.

No liability related to uncertain tax positions is reported in the financial statements.

The aggregate changes in the balance of gross unrecognized tax benefits were as follows (in thousands):

	2015	2014
Balance, beginning of year	$486	$472
Additions based on tax positions related to the current year	45	69
Additions for tax positions related to prior years	—	—
Reductions for tax positions related to prior years	—	(55)
Balance, end of year	$531	$486

Recognition of approximately $344,000 and $314,000 of unrecognized tax benefits would not impact the effective tax rate at December 31, 2015 and 2014, respectively, if recognized.

The Company is subject to U.S. federal, California, Colorado, Georgia, Michigan, and New Jersey income taxes. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. The Company was incorporated in 2002 and is subject to U.S. federal, state and local tax examinations by tax authorities for all prior years.

(18)	Contingencies

The Company may be subject to various claims, complaints, and legal actions that arise from time to time in the normal course of business. Management does not believe that any current legal or administrative proceedings are likely to have a material effect on our business, financial position, results of operations, or cash flows.

(19)	Subsequent Events

(a) Grant Agreement

In June 2016, the Company entered into a grant agreement with Maryland Technology Development Corporation (“TEDCO”). TEDCO was created by the Maryland State Legislature in 1998 to facilitate the transfer and commercialization of technology from Maryland’s research universities and federal labs into the marketplace. TEDCO administers the Maryland Stem Cell Research Fund to promote State funded stem cell research and cures through financial assistance to public and private entities operating within the State. Under the agreement, TEDCO has agreed to provide the Company an amount not to exceed $750,000 to be used solely to finance the costs to conduct the research project entitled “Heart Failure Trial” over a period of three years.

(b) Convertible Notes

In September and October 2016, the Company issued convertible notes with an aggregate principle amount of approximately $4.4 million, which accrued 8% annual simple interest. The cash raised in connection with the issuance of the convertible notes was held in an escrow account and was released to the Company upon closing of the Merger. The principle and accrued and unpaid interest on the notes converted automatically into 23,067,117 shares of common stock upon completion of the Merger.

(c) Stock Option Repricing

On August 19, 2016, the Company amended certain of its outstanding stock options to reset their respective exercise prices to $0.15 per share, the fair market value of common stock as of August 19, 2016, as determined by the board of directors. Options repriced included all then current options with an exercise price higher than $0.15 per share that remained outstanding and unexercised on August 19, 2016. Pursuant to this repricing, options to purchase approximately 9,100,000 shares of common stock were repriced.

(d) Merger

On October 24, 2016, the Company completed the Merger with Tiger X. For accounting purposes, pre-merger BioCardia is considered to be acquiring Tiger X. The Merger will be accounted for as an asset acquisition rather than a business combination because as of the acquisition date, Tiger X does not meet the definition of a business as defined by U.S. GAAP. The net assets acquired in connection with the transaction will be recorded at their estimated acquisition date fair values as of October 24, 2016, the date the Merger with Tiger X was completed.

Pursuant to the Merger, each of the shares of commons stock issued and outstanding prior to the merger, including shares of common stock underlying outstanding preferred stock, convertible notes (which converted into common stock immediately prior to the Merger), and stock options where converted into the right to receive 19.3678009 shares of Tiger X common stock, subject to adjustment post-closing as based on Closing Net Cash as described in the Merger Agreement. The accompanying financial statements and notes to the financial statements give retroactive effect to the reverse merger.

The combined entity changed its name to BioCardia following closing, will trade on the OTC Markets, and will focus solely on the business of BioCardia. The combined entity had cash of approximately $24 million at closing, which will be used to support a Phase III heart failure trial, for the commercialization and development of other product candidates, and for general corporate purposes.